UNITED STATES

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SCHEDULE 14A

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LRAD Corporation

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FOR IMMEDIATE RELEASE

LRAD CORPORATION RECEIVES LRAD 300X™ ORDER FOR

COLOMBIAN NAVY COASTAL DEFENSE PATROL BOATS

SAN DIEGO, CA, February 7, 2013 - LRAD Corporation (NASDAQ: LRAD), the world’s leading provider of long range acoustic hailing devices (AHDs), announced today it has received a $323,000 order for LRAD 300X systems and support equipment. The LRAD 300X systems will be installed on Colombian Navy coastal defense patrol boats.

“We’re pleased to receive another follow-on order from Colombia, which highlights the opportunity for international sales growth of LRAD® products,” remarked Tom Brown, the Company’s president and CEO. “The Colombian Navy will be employing the LRAD 300X systems to broadcast warnings and critical information to vessels from safe, stand off distances. During suspect boat interceptions, LRAD systems ensure naval authorities’ commands and instructions are clearly heard and understood over engine, wind and background noise to help control these situations and avoid violent confrontations.”

The order from the Colombian Navy follows prior orders from the Colombian Air Force, Army, and National Police, which use helicopter-mounted LRADs for communicating demobilization messages to guerrillas living in the rain forests. The country’s National Police also use vehicle mounted LRADs for civil defense missions and emergency response communications.

The LRAD 300X is a low profile, lightweight, long-range communication solution for use on armored vehicles, common remotely operated weapon stations (CROWS) and small vessels. Easily transported, the 300X provides military and law enforcement personnel a highly effective hailing and warning capability. LRAD 300X operators have the ability to issue clear, authoritative voice commands and deterrent tones to enhance response capabilities.

About LRAD Corporation

LRAD Corporation is using long range communication to resolve uncertain situations peacefully and save lives on both sides of its proprietary Long Range Acoustic Device®. LRAD® systems are in service around the world in diverse applications including fixed and mobile military deployments, maritime security, critical infrastructure and perimeter security, commercial security, border and port security, law enforcement and emergency responder communications, emergency warning and mass notification, asset protection, and wildlife preservation and control. For more information about the Company and its LRAD systems, please visit www.lradx.com.

Important Additional Information

This release may be deemed to be solicitation material in respect of a proxy contest for the election of directors to the Board of Directors of the Company. The Company will be filing a proxy statement with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s website at www.sec.gov, or upon written request to the Secretary of LRAD Corporation at 16990 Goldentop Road, STE A, San Diego, California 92127.

Participants in Solicitation

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of a proxy contest for the election of directors to the Board of Directors of the Company. Information concerning these participants is set forth in the proxy statement, dated January 23, 2012, relating to the Company’s 2012 Annual Meeting of Stockholders as filed with the SEC on Schedule 14A, and the Company’s 2012 Annual Report on Form 10-K/A, as filed with the SEC on January 22, 2013. Additional information regarding the interests of participants in the solicitation of proxies in respect of the 2013 Annual Meeting of Stockholders and other relevant materials, including the Company’s proxy statement, will be filed with the SEC when they become available.

Forward-looking Statements: This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the SEC. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations due to a variety of factors including, among others, general economic conditions, our dependence on a limited number of customers, our dependence on continued sales to U.S. and international governments and businesses that sell to governments, our ability to obtain financing on favorable terms, or at all, and our ability to expand our customer base and the acceptance of our products. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2012. The Company disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

COMPANY CONTACT:

Robert Putnam

(858) 676-0519

robert@lradx.com